CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 23, 2016, relating to the financial statements and financial highlights of Aspiration Flagship Fund and Aspiration Redwood Fund, each a series of Aspiration Funds, for the year or period ended September 30, 2016, and to the references to our firm under the headings "Financial Highlights" and "Additional Information" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

Cohen & Company, Ltd.
Cleveland, Ohio
January 30, 2017